Exhibit 11(c)(4)

                                                                              1

                     NONCOMPETITION AND CONSULTING AGREEMENT


                  AGREEMENT, dated as of June 16, 1997, among GENESIS HEALTH VENTURES, INC., a Pennsylvania corporation, ("G"), WALTZ CORP., a Delaware ("Parent"), WALTZ ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub") and Moshael J. Straus (the "Consultant").

                  Parent, Merger Sub, G and THE MULTICARE COMPANIES, INC., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), pursuant to which Merger Sub is merging with and into the Company and the Company will survive as a wholly-owned subsidiary of Parent (the "Merger"). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

                  The Consultant is a co-founder of, and is employed as Co-Chief Executive Officer by the Company, and has confidential knowledge of its business and affairs and is considered by Parent to be a key employee of the Company. Parent wishes to secure for itself and the Company following the Merger the services of the Consultant, and to assure itself that the Consultant agrees to certain restrictions set forth in this Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                  1. Engagement.

                  Parent hereby irrevocably appoints the Consultant, and the Consultant hereby agrees to be a consultant, for a period of 12 months commencing on the date of the Closing (as defined below) (the "Consulting Term"), to perform such reasonable consulting services as the chief executive officer of Parent shall request, subject to Section 3 below.

                  2. Effectiveness.

                  This Agreement shall become effective simultaneously with, and subject to, the consummation of the Merger (the "Closing"). The parties acknowledge that until this Agreement becomes effective, the Consultant may remain an officer and director of the Company and will be under no obligation under, and will not be subject to the restrictions of this Agreement. If the Merger Agreement is terminated, this Agreement shall be simultaneously terminated.


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                  3.  Duties.

                  During the Consulting Term, the Consultant as an independent contractor shall make himself available upon reasonable notice for such time during regular business hours as shall be reasonably necessary for the business of the Company. Such consulting services shall be rendered in Hackensack, New Jersey.

                  4. Consideration.

                   (a) As compensation for the Consultant's services hereunder, Parent hereby agrees to pay the Consultant, and the Consultant agrees to accept as full compensation for his services, a consulting fee of $1.5 million per annum payable in immediately available funds at the Closing. In addition, the Consultant shall be reimbursed for all expenses actually incurred by the Consultant in the performance of his duties upon presentation to Parent of expense statements or vouchers or such other supporting information as Parent requires for its senior executives.

                   (b) As consideration for the Consultant's agreement to the restrictive covenants in Section 6 herein (the "Restrictive Covenants"), Parent hereby agrees to pay the Consultant, and the Consultant agrees to accept as full consideration for his agreement to the Restrictive Covenants, (i) the benefits set forth in Section 5 hereof, and (ii) a cash payment in the amount of $1.5 million payable in immediately available funds at the Closing.

                  5. Benefits; Office Facilities.

                     Parent agrees that for a period of six months following the Effective Time the Consultant may continue the exclusive use of his and his secretary's office space and office equipment; provided, that the foregoing obligation will be excused if and when the Company ceases to maintain office facilities in Hackensack, New Jersey. Such office space shall include a separate conference room to be shared with the other current Co-Chief Executive Officer of the Company. Parent agrees that the equipment and office furnishings located in the Consultant's office shall be the property of the Consultant.

                  6. Restrictive Covenants.

                     6.1 Noncompetition and Consulting Agreement. The Consultant shall not, for a period of one year after the date hereof, in any capacity (including, but not limited to, owner, partner, shareholder, consultant, agent, employee, officer, director or otherwise), directly or indirectly, for his own account or for the benefit of any person, establish, engage in or be connected with any Competitive Business. As used herein, the term "Competitive Business" means any Restricted Business conducted in the Restricted Zone. Restricted Business means institutional pharmacy, rehabilitation services, long-term care services, skilled nursing


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facilities or assisted living facilities but does not include providing any other goods or services to skilled nursing facilities, assisted living facilities and other health care facilities. The Restricted Zone means any town in Connecticut or Rhode Island in which the Company operates a long term care facility and an area of fifteen miles surrounding such facility; any county in Illinois, New Jersey, Ohio, West Virginia or Wisconsin in which the Company operates a long term care facility and an area of fifteen miles surrounding such facility; all portions of Massachusetts east of Worcester; all portions of Pennsylvania east of Harrisburg and an area of fifteen miles around any facility located in Virginia or Vermont; but in no event includes any portion of any state other than Connecticut, Rhode Island, Illinois, New Jersey, Ohio, West Virginia, Wisconsin, Massachusetts, Pennsylvania, Virginia, or Wisconsin. In no event shall this Section 6.1 restrict the Consultant from owning interests in, or developing, real estate so long as the Consultant is not operating any Restricted Business. In addition, the Consultant shall not pursue any of the development projects listed on Schedule 6.1 hereto.

                    6.2 Confidentiality. For a period of three years commencing on the Closing Date, the Consultant shall not, except with the express prior written consent of Parent, directly or indirectly, disclose, communicate or divulge to any Person, or use for the benefit of any Person, any secret, confidential or proprietary knowledge or information with respect to the conduct or details of the Company or the business engaged in by the Company including, but not limited to, technical know-how, processes, customers, prospects, costs, designs, marketing methods and strategies, finances and suppliers. The provision of this Section 6.1 shall not apply to any information which at the time of disclosure (i) is generally available to or known to the public (other than as a result of unauthorized disclosure directly or indirectly by the Consultant) or
(ii) the Consultant discloses, at the direction and authorization of Parent, or, subject to the remainder of this Section 6.2 as required by law. If the Consultant is required in a judicial, administrative or governmental proceeding to disclose any information which is the subject of the restrictions contained in this Section 6.2, then the Consultant will notify Parent as soon as possible so that Parent may either seek an appropriate protective order or relief, or waive the provisions of this Section 6.2. If, in the absence of such an order, relief or waiver, the Consultant is required, in the written opinion of counsel, to disclose such information to any court, administrative agency or governmental authority, then the Consultant may disclose such information without liability under this Agreement.

                     6.3 Nonsolicitation of Employees. The Consultant shall not for a period of two years after the date hereof, except with the express written consent of Parent (which shall not be unreasonably withheld or delayed in the case of an employee of the Company or the Surviving Corporation who has received a notice of termination from the Company or the Surviving Corporation, as the case may be) or as is otherwise contemplated by the Merger Agreement, directly or indirectly, whether as an employee, owner, partner, agent, director, officer, shareholder or in any other capacity, for his own account or for the benefit of any Person; (i) solicit,


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divert or induce any of (1) the Company's employees or (2) the Surviving
Corporation's employees to leave or to work for him or any Person with which he is connected; or (ii) hire any of the Company's or the Surviving Corporation's employees and other than the other Co-Chief Executive Officer, the Chief Operating Officer and the Consultant's personal secretary and the other persons who shall be acceptable to Parent and identified on a schedule to be agreed upon prior to the purchase of shares in the Offer.

                    6.4 Remedies. (a)The parties to this Agreement agree that any breach by the Consultant of the covenants and agreements contained in Sections 6.1 and 6.2 will result in irreparable injury to Merger Sub for which money damages could not adequately compensate Merger Sub. Therefore, in the event of any breach of such Sections, Merger Sub shall be entitled (in addition to any other rights and remedies which it may have at law or in equity) to have an injunction issued by any competent court of equity enjoining and restraining the Consultant and/or any other Person involved therein from continuing such breach. In any action to enforce the provisions of Sections 6.1 or 6.2, the Consultant and/or any other Person involved therein shall expressly waive the defense that any remedy at law is adequate.

                                    (b)In the event the Consultant is found by a
nonappealable judgment of a court of competent jurisdiction to have violated
Section 6.3, in addition to the reasonable fees and expenses of Parent's counsel incurred to enforce such provision, the Consultant shall pay to Parent, as liquidated damages, an amount equal to 200% of the applicable employee's annual compensation (including, without limitation, salary, bonus and benefits) at the time of the violation (the "Liquidated Damages"); provided, that in the event the Consultant is found by such court to have not violated Section 6.3, Parent shall pay to the Consultant the reasonable fees and expenses of counsel incurred by the Consultant to defend such action and any actual damages resulting from Parent's interference with the Consultant's commercial relationships.

                        6.5 Enforceability. If any portion of the covenants or agreements contained herein, or the application thereof, is construed to be invalid or unenforceable, then the other portions of such covenants(s) or agreement(s) or the application thereof shall not be affected and shall be given full force and effect without regard to the invalid or unenforceable portions. If any covenant or agreement herein is held to be unenforceable because of the area covered, the duration thereof, or the scope thereof, then the court making such determination shall have, for purposes of enforcement in equity, the power to reduce the area and/or duration and/or limit the scope thereof, and the covenant or agreement shall then be enforceable in its reduced form.

                        6.6 Intent of Parties. Each of the parties hereto recognize and agree that this Agreement is necessary and essential to enable Parent to realize

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and derive substantial benefits, rights and expectations of the Merger
Agreement, that the area and duration of the covenants herein are in all things, under the circumstances of the Merger Agreement, reasonable; and that good and valuable consideration exists for the Consultant's agreeing to be bound by such covenants.

                        6.7 Definition. As used herein, the term "Person" means any individual, sole proprietorship, joint venture, partnership, corporation, association, joint-stock company, unincorporated organization, cooperative, trust, estate, government (or any branch, subdivision or agency thereof), governmental, administrative or regulatory authority, or any other entity of any kind or nature whatsoever.

                  7. Additional Agreement. The Consultant agrees to pay to the Surviving Corporation, immediately following the Effective Time, the principal amount of indebtedness, and accrued interest thereon, owed by the Consultant or Health Resources of Cinnaminson, Inc., one of the Company's subsidiaries.

                  8.       Other Provisions.

                     8.1 All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or by telecopier (with a confirmed receipt thereof), and on the next business day when sent by overnight courier service, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (i)  if to Parent or Merger Sub, to:

                           Waltz Corp.
                           65 East 55th Street
                           New York, New York  10022
                           Attention:  James L. Singleton
                           Telecopier: (212) 705-0199

                           with a copy to:

                           Simpson Thacher & Bartlett
                           425 Lexington Avenue
                           New York, New York  10017
                           Attention:  William E. Curbow
                           Telecopier: (212) 455-2502


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                  (ii)   if to G, to:

                           Genesis Health Ventures, Inc.
                           148 West State Street
                           Kennett Square, Pennsylvania 19348
                           Attention:  Michael R. Walker
                           Telecopier: (610) 444-7483


                           with a copy to:

                           Blank, Rome, Comiskey & McCauley
                           1200 Four Penn Center Plaza
                           Philadelphia, Pennsylvania 19103
                           Attention:  Stephen E. Luongo
                           Telecopier: (215) 569-5555

                  (iii)  if to the Consultant, to

                           Moshael J. Straus
                           140 S. Woodland Street
                           Englewood, N.J.  0763

                           with a copy to:

                           Paul, Weiss, Rifkind, Wharton & Garrison
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Carl L. Reisner
                           Telecopy No.  (212) 757-3990

                       8.2 Entire Agreement. This Noncompetition and Consulting Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto.

                       8.3 Waivers and Amendments. This Noncompetition and Consulting Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.


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                           8.4 Governing Law. This Noncompetition and Consulting
Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without regard to choice of law principles.

                           8.5 Successors and Assigns; Assignment.  This
Noncompetition and Consulting Agreement is binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Noncompetition and Consulting Agreement, and the Consultant's rights and obligations hereunder, may not be assigned by the Consultant. Parent may assign this Noncompetition and Consulting Agreement and its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its assets or business, whether by merger, consolidation or otherwise.

                           8.6 No Third Party Beneficiaries. This Noncompetition
and Consulting Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                           8.7 Counterparts. This Noncompetition and Consulting
Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

                           8.8 Headings. The headings in this Noncompetition and
Consulting Agreement are for reference only and shall not affect the interpretation of this Noncompetition and Consulting Agreement.

                  IN WITNESS WHEREOF, the parties hereto have executed this Noncompetition and Consulting Agreement as of the date first above written.


                                  WALTZ CORP.


                                  By: /s/ James L. Singleton
                                     Name: James L. Singleton
                                     Title: President ans Assistant Secretary



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                                   WALTZ ACQUISITION CORP.


                                   By: /s/Karl I. Peterson
                                       Name: Karl I. Peterson
                                       Title: Vice President, Secretary and
                                               Assistant Treasurer


                                   GENESIS HEALTH VENTURES, INC.



                                   By: /s/ Michael R. Walker
                                       Name: Michael R. Walker
                                       Title: Chairman and Chief Executive
                                               Officer




                                        /s/ Moshael J. Straus
                                        Moshael J. Straus


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